SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 1, 2009

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 1, 2009, Winthrop Realty Trust (the “Trust”), in connection with the purchase of the two first mortgage loans described in Item 8.01 below, made a draw of $35 million on its $35 million revolving credit facility with KeyBank National Association (“KeyBank”).  Pursuant to the terms of the credit facility, the Trust is required to make monthly payments of interest only at a rate of LIBOR plus 300 basis points, subject to decrease to LIBOR plus 225 basis points if the Trust establishes a cash collateral account at KeyBank equal to at least 50% of the amount borrowed under the facility.  As a result of this draw, the Trust presently has no additional borrowing capacity under the credit facility.  Accordingly, the Trust will not be able to borrow any additional funds under the facility unless it repays a portion of the borrowing or the maximum borrowing permitted under the facility is increased.

Item 8.01	Other Events

On June 1, 2009, the Trust acquired two first mortgage loans for an aggregate purchase price, after giving effect to an additional advance of $850,000 on one of the loans, of $44 million.  Both loans were acquired from the Trust’s Concord Debt Holdings venture.  The Trust financed the purchase from $35 million drawn on its credit line with KeyBank as described in Item 2.03 above and the balance from its cash reserves.

On June 2, 2009, the Trust issued a press release announcing the acquisition of the two loans and describing the terms of the loans.  A copy of the release is furnished as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(c)           Exhibits

99.1	Press Release dated June 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 4th day of June, 2009.

WINTHROP REALTY TRUST

By:	/s/ Carolyn Tiffany
Carolyn Tiffany
President